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                                                                  EXHIBIT B

                            ROYALTY AGREEMENT


     This ROYALTY AGREEMENT is made effective this 7th day of November, 1986 by and between VIRAGEN, INC., a Delaware Corporation, having its principal offices at 2343 West 76th Street, Hialeah, Florida 33016 (hereinafter referred to as "Viragen") and Medicore, Inc., a Florida corporation with its principal offices at 2201 West 76th Street, Hialeah, Florida 33016, (hereinafter referred to as "Medicore"):

                          W I T N E S S E T H
                          - - - - - - - - - -

     WHEREAS, Viragen, has been engaged in biomedical research and development and the manufacture of various immunological and biomedical products including interferon (which term includes any interferons whether it is made naturally or through genetic engineering processes now or hereafter developed) and transfer factor and products using interferon and transfer factor;

     WHEREAS, Viragen recognizes the fact that Medicore (formerly
Automated Medical Laboratories, Inc.) had established Viragen and financed Viragen since its inception in 1980 through advances, loans and equity offerings, and provided Viragen with the raw materials and facilities necessary for its research and development in the immuno-logicial and biomedical field and acknowledges and recognizes the assistance of Medicore;

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     WHEREAS, Viragen hereby in consideration for Medicore's efforts and services wishes to provide Medicore with a royalty with regard to sales of interferon and transfer factor and products using interferon and transfer factor;

     WHEREAS, Medicore is interested in obtaining a royalty fee with regard to interferon, transfer factor and products using interferon and transfer factor.

     NOW THEREFORE, for in consideration of the mutual covenants contained herein and in consideration of the financing and operational efforts provided to Viragen by Medicore and the establishing of Viragen by Medicore as otherwise set forth herein and above, and for ten dollars ($10.00) in hand paid by Viragen to Medicore and for other good and valuable consideration from Medicore to Viragen, including but not limited to deferrment of certain liabilities owing from Viragen to Medicore, Viragen hereby agrees to grant a royalty fee with respect to interferon, transfer factor and products using interferon and transfer factor as otherwise set forth in this Royalty Agreement as follows:

                           ARTICLE 1 - Definitions
                           -----------------------

     1.01 - In the terms defined herein, the singular shall include the plural and vice-versa.

     1.02 - "Interferon" shall mean and include a protein substance currently characterized as a viral neutralizing

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protein substance, whether produced naturally by lymphocytes, connective
(fibroblast) tissue, including alpha, beta, and gamma interferon, and whether produced naturally or through a genetic engineering process.

     1.03 - "Transfer Factor" shall mean and include any lymphokine which exhibits specific biological activity for the protection of the body from viruses which is now recognized as mobilizing the natural immunological defense system of the body, whether the transfer factor is produced naturally from lymphokines or from other natural substances or whether produced through genetic engineering technology.

     1.04 - "Licensed Product" shall mean Interferon, Transfer Factor and all products or any substance or group of substances which involve and include Interferon or Transfer Factor or any part of which product or any substance or group of substances includes Interferon or Transfer Factor.

     1.05 - "Net Sales" shall mean the gross selling price by Viragen and sub-licensees for the sale of any Licensed Product(s), less trade discounts allowed, credits for claims or allowances, refunds, returns and recalls.
In the event that Viragen or any subsidiary or sub-licensee or affiliated company sells a Licensed Product in combination with other products ("Other Products') which are not Licensed Product(s), Net Sales for purposes of royalty payments on the combination shall be calculated by multiplying the gross

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selling price on the combination by the fraction A/A + B, where A is
Viragen's costs of all Licensed Product(s) in the combination, and B is Viragen's costs of all Other Products in the combination, each A and B to be Viragen's costs of the material product components, exclusive of bottling, packaging and similar handling charges.

     The Licensed Product is considered sold hereunder when billed out or if not billed out, when shipped or mailed or otherwise delivered, or when paid for, if paid for before delivery. All sales shall be bona fide, arms-length transactions.

     1.06 - "Related Company" shall mean an organization of which more than fifty (50%) percent of the voting stock is controlled or owned, directly or indirectly, by either party to this Royalty Agreement; or an organization, which, directly or indirectly, owns or controls more than fifty (50%) percent of the voting stock of either party to this Royalty Agreement; or an organization, the majority ownership of which is, directly or indirectly, common to the majority ownership of either party to this Royalty Agreement.

     1.07 - "Viragen" shall mean and include, unless the context otherwise indicates, every Related Company of Viragen and any and all sub-licensees of Viragen with respect to the Licensed Product(s).

     1.08       - "Territory" shall mean the entire world.

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                     ARTICLE II - Payments and Royalties
                     -----------------------------------

     2.01 - In consideration for Medicore having established Viragen and providing the facilities and financing for Viragen to engage in the research, development and production of Licensed Product(s) and in con-sideration of the advances and loans made by Medicore to Viragen and the deferrment of the immediate repayment of the same, Viragen hereby grants a royalty to Medicore and agrees and shall pay to Medicore a royalty fee as follows:

     (a) Ten (10%) percent of the annual Net Sales of Licensed Product(s) sold in the Territory by Viragen up to and on the first Twenty Million Dollars ($20,000,000) of such sales; and

     (b) Five (5%) percent of the annual Net Sales of Licensed Product(s) sold in a Territory by Viragen in excess of Twenty Million Dollars ($20,000,000) of such sales.

     2.02 - The obligation of Viragen to pay to Medicore under this Royalty Agreement shall be imposed once with respect to the same unit of the Licensed Product(s), even through the manufacture, use and/or sale may occur in one or more countries. Sales between Viragen and any Related Company shall not be subject to royalty so long as the Related Company is not the end user of the Licensed Product(s), in which case the royalty payment shall be based upon the resale of the Licensed Product(s) by the Related Company.

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If the Realted Company is the end user, such sales to a Related Company shall be subject to the royalty payment as provided in this Article II, and said royalty shall be based on retail prices that such Licensed Product(s) would be sold to unrelated third parties.

     2.03 - Annual Net Sales will be Net Sales which transpire during each year of the life of this Royalty Agreement, commencing and each year being measured from the anniversary date to anniversary date from the effective date of this Royalty Agreement.

     2.04 - Viragen agrees that any income, withholding or other similar tax levied by any country, state or jurisdiction on payments to Medicore under this Royalty Agreement shall be born by Viragen.

     2.05 - This Royalty Agreement shall not be deemed or construed as any repayment of indebtedness of Viragen to Medicore, nor as any interest payment on any such indebtedness, such indebtedness and interest being reflected in a subordinated three year secured promissory note from Viragen to Medicore dated the same date as this Royalty Agreement.

                           ARTICLE III - Term
                           ------------------

     3.01 - This Royalty Agreement shall commence as of the date first written above and shall be for a period of ten years from such date; provided, however, that if Viragen has Licensed Product(s) and does not use its best efforts to market the same or otherwise obtain approval for Licensed

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Product(s), then during such period that any Licensed Product(s) was not pursued with the best efforts of Viragen for approval for commercialization, and after commercialization Viragen did not use its best efforts to market said Licensed Product(s), whether to avoid making royalty payments to Medicore pursuant to his Royalty Agreement or otherwise, this Agreement shall be so extended for an additional period equal to such period that Viragen did not use its best efforts to seek approval and/or marketing of such Licensed Product(s) as contemplated herein.

     3.02 - The failure of any party to exercise or enforce any right granted in this Royalty Agreement shall not be deemed to be a waiver of such right or operate to bar the exercise or enforcement thereof at any time or times thereafter.

                       ARTICLE IV - Infringement
                       -------------------------

     4.01 - Medicore shall have no responsibility whatsoever with respect to any infringement claims, whether by a third party or Viragen (or customers of Viragen), in the manufacture, use or sale of any Licensed Product(s), or claim by Viragen against third-parties charging infringement of any patents, patent pendings, or other proprietary rights whatsoever with respect to the Licensed Product(s) or any part or process involved therein, and Viragen hereby indemnities and holds harmless Medicore from and against and and all losses,

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claims, damages, liabilities, causes of action, judgments, settlements, royalty payments, accounting, or related liabilities in connection with any such charges of infringement as contemplated herein including any reasonable counsel fees that may be incurred by Medicore in defending itself or participating in any investigation with regard to the subject matter of this Section 4.01.

     4.02 - Viragen also assumes responsibility for any personal or property injury arising from the manufacture, sale and use of the Licensed Product(s) and in no circumstances shall Medicore assume responsibility for the Licensed Product(s) manufactured, used and sold by Viragen or its customers, and Viragen agrees and will indemnify and hold Medicore harmless against any and all liability, damage, loss, cost or expense based upon the manufacure and production, use and sale of the Licensed Product(s) including any reasonable counsel fees that may be incurred by Medicore in defending itself or participating in any investigation with regard to the subject matter of this Section 4.02.

                   ARTICLE V - Reports and Times of Payment
                   ----------------------------------------

     5.01 - Viragen shall keep complete and accurate records of all Net Sales with respect to which royalties are payable to Medicore pursuant to this Royalty Agreement. Sixty (60) days following the close of each quarter of the year in

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which Net Sales are made and for which royalties are due to Medicore in accordance with the terms of this Royalty Agreement, Viragen shall submit to Medicore a written report setting forth Net Sales and calculations of the amounts of royalties due and payable pursuant to Article II hereof with respect to said quarter. This report shall set forth information regarding gross sales and deductions in such reasonable detail as to allow Medicore to verify the Net Sales and royalty calculation. Each report shall be accompanied by the amount of royalty payment shown by the report to then be due to Medicore.

     5.02 - Medicore shall have the right to nominate at its cost, an independent certified public accountant (or the equivalent in foreign countries) acceptable to and approved by Viragen, which approval and acceptance shall not be unreasonably withheld, who shall have access to the records of Viragen during reasonable business hours for the purpose of verifying the royalties due Medicore herein; provided that this right may not exercised more than once in any six-month period. Said accountant shall disclose to Medicore only information relating to the accuracy of the royalty reports and the royalty payments made according to this Royalty Agreement. Exercise of this right shall be effected by giving Viragen sixty (60) days written notice. Once the records for any period have been audited and the auditor has verified the royalties then due to Medicore for

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that quarter or that year, as the case may be, and the royalties have been paid, the records for that period will not be re-audited. Particular documents, from which the accounting required herein need not be retained more than six (6) months after completion of any audit thereof, if an audit has been requested; nor more than two (2) years from the date of their origin; no more than one (1) year after the date of termination of this Royalty Agreement.

     5.03 - Royalty payments required to be made to Medicore as provided for herein shall be determined in the national currency for the sale on which the royalty was made. The royalty payments accruing on sales in any country shall then be converted to United States currency at the official rate of exchange in each country on the date royalties are paid, and payments shall be made in the United States currency to the account of Medicore and sent to Medicore, Inc.

                             Dennis W. Healey
                             Senior Vice President/Treasurer
                             Medicore, Inc.
                             2201 West 76th Street
                             Hialeah, FL 33016

or any other party Medicore designates in writing to Viragen.

                         ARTICLE VI - Miscellaneous
                         --------------------------

     6.01 - This Agreement and the royalty fees granted herein shall be binding upon, and shall unure to the benefit of, successors of the parties hereto, or to an assignee of all the good will and entire business and assets of a party hereto.

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     6.02 - All communications, reports, payments, and notices required by this Royalty Agreement by one party to the other shall be addressed to the parties at their respective addresses set forth below or to such other addresses within the United States as requested by either party by notice in writing to the other:

If to Viragen:        Viragen, Inc.
                      2343 West 76th Street
                      Hialeah, FL  33016

                      Attn: Dr. Alex Canales

With a copy to:       Peter D. Fischbein, Esq
                      Rosenfeld Fischbein Bernstein
                        & Tannenhauser
                      919 Third Avenue
                      New York, New York  10022

If to Medicore:       Medicore, Inc.
                      2201 West 76th Street
                      Hialeah, FL  33016

                      Attn:  Dennis W. Healey
                             Senior Vice President/
                             Treasurer

With a copy to:       Lawrence E. Jaffe, Esq.
                      777 Terrace Avenue
                      Hasbrouck Heights, NJ  07604

     All such notices, reports, payments and communications shall be made by first class mail, postage pre-paid, and shall be considered made as of the date of the deposit with the United States Post Office if sent by registered or certified mail.

     6.03 - This Royalty Agreement is acknowledged to have been made and shall be construed in accordance with the laws of the State of Florida.

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     6.04 - The undersigned represent that they hold the designated offices with the respective parties hereto, that they are duly authorized to execute this Royalty Agreement and thereby bind their respective parties to its terms and provisions and that any request and approval of their superiors or any committee or board has been obtained.

     6.05 - This Royalty Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and shall supercede all previous communications, representations, understandings and agreements, either oral or written, between the parties or any official representative thereof with respect to the subject of this Royalty Agreement. It is expressley understood that there has not been made to either party hereto any inducement either oral or written to enter this Royalty Agreement other than the terms hereof.

     6.06 - Nothing in this Royalty Agreement shall be construed to constitute, create, give effect or otherwise imply a joint venture, part-nership, principal-agent or formal business organization of any kind between the parties.

     6.07 - All captions herein are for convenience only, and shall not be interpreted as having any substantive meaning.

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     IN WITNESS WHEREOF, Viragen, Inc. and Medicore, Inc. have caused this
Royalty Agreement to be duly executed, in duplicate, as o he date and year first above written.

ATTEST:                         MEDICORE, INC.

/s/ Lawrence E. Jaffe           By: /s/ Thomas K. Langbein
----------------------------       ------------------------------
LAWRENCE. JAFFE                    THOMAS K. LANGBEIN President


ATTEST:                         VIRAGEN, INC.

/s/ Dennis W. Healey            By: /s/ Alex Canales
---------------------------        ------------------------------
DENNIS W. HEALEY                   ALEX CANALES
Secretary                          Vice President